Exhibit 99.1

FOR RELEASE THURSDAY, JULY 28, 2016

Investor Contact:	Press Contact:

Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Diane Hockenberry Iridium Communications Inc. +1 (703) 287-7421 diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2016 RESULTS;

REPORTS RECORD NET SUBSCRIBER ADDITIONS

MCLEAN, Va. – July 28, 2016 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2016 and affirmed its full-year 2016 outlook. Net income was $26.9 million, or $0.22 per diluted share, for the second quarter of 2016, as compared to $26.0 million, or $0.21 per diluted share, for the second quarter of 2015. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $62.5 million, as compared to $61.0 million for the prior-year period, representing a year-over-year increase of 3% and an OEBITDA margin(1) of 57%.

Iridium reported second-quarter total revenue of $109.2 million, which consisted of $83.5 million of service revenue and $25.7 million of revenue related to equipment sales and engineering and support projects. Both total revenue and service revenue increased 7% versus the comparable period of 2015. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 76% of total revenue for the second quarter of 2016.

The Company ended the quarter with 823,000 total billable subscribers, which compares to 766,000 for the year-ago period and is up from 788,000 for the quarter ended March 31, 2016. Total billable subscribers grew 7% year-over-year, driven by growth in government customers and machine-to-machine (“M2M”).

“We delivered a best ever performance in subscriber growth driven by our M2M and government businesses, which illustrates the unique appeal of our services and positions us well for long-term growth,” said Matt Desch, CEO, Iridium.

Commenting on Iridium NEXT, Desch said, “We look forward to commencing the launch campaign for Iridium NEXT. This major upgrade to our global constellation will build upon our leading position in satellite communications by adding high-speed broadband through Iridium CertusSM as well as important new hosted payload services, and be a platform for continued growth and innovation well into the future.”

Desch continued, “Next week we will start shipping the first of our ten Iridium NEXT satellites to Vandenberg Air Force Base for first launch. We now anticipate a first launch date with SpaceX of September 19th at 9:49pm PDT. With a second launch planned for December, we expect all seven launches with SpaceX to be completed by the end of 2017. This is a particularly exciting time for our employees, partners and investors as over seven years of planning and coordination usher in a new era of satellite services for Iridium and its global customers.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 56% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $61.5 million, up 2% from last year’s comparable period.

•	Commercial voice and data subscribers were unchanged from the year-ago period at 359,000 customers. Commercial voice and data average revenue per user (“ARPU”) was unchanged from last year’s comparable period at $41. Commercial M2M data subscribers grew 12% from the year-ago period to 384,000 customers. Commercial M2M data ARPU was $15 during the second quarter, unchanged from last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 743,000 billable subscribers, which compares to 701,000 for the year-ago period and is up from 713,000 for the quarter ended March 31, 2016. M2M data subscribers represented 52% of billable commercial subscribers at the end of the quarter, an increase from 49% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22 million, a 22% increase from the prior-year period, driven by the Company’s airtime services contract with DISA.

•	Iridium’s government business ended the quarter with 80,000 subscribers, which compares to 65,000 for the year-ago period and is up from 75,000 for the quarter ended March 31, 2016. Government voice and data subscribers increased 16% from the year-ago period to 43,000 as of June 30, 2016. M2M data subscribers increased 32% year-over-year and represented 46% of government subscribers, an increase from 43% at the end of the prior-year period.

Equipment

•	Equipment revenue was $20.4 million during the second quarter, an 8% rise from the prior-year period.

•	The Company expects equipment revenue for full-year 2016 to be comparable to 2015 results.

Engineering & Support

•	Engineering and support revenue was $5.3 million during the second quarter, compared to $5.1 million in the prior-year’s quarter.

Capital expenditures were $81.0 million for the second quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the second quarter with a cash and marketable securities balance of $443.1 million and gross debt of $1.7 billion. Net debt was $1.1 billion, calculated as $1.7 billion of gross debt, less $0.4 billion of cash and marketable securities, as well as $0.1 billion in restricted cash.

2016 Outlook

The Company affirmed its full-year 2016 outlook for total service revenue growth and OEBITDA. The Company continues to expect:

•	Total service revenue growth between 4% and 6% for the full-year 2016.

•	Full-year 2016 OEBITDA between $245 million and $255 million. OEBITDA for 2015 was $234.0 million.

	2016 Outlook (April 2016)	2016 Outlook (July 2016)
Total Service Revenue Growth	4% to 6%	Affirmed
Operational EBITDA (OEBITDA)	$245 million to $255 million	Affirmed

Long-Range Outlook

The Company affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes and 2018 net leverage and updated its outlook for timing of peak net leverage. Given the expected 2017 Iridium NEXT launch completion, the Company now expects:

•	Total service revenue between $420 million and $465 million for the full-year 2018, an increase from $317.0 million for the full-year 2015.

•	OEBITDA margin of approximately 60% in 2018.

•	Negligible cash taxes from 2016 to approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2017.

•	Net leverage of approximately 4x OEBITDA in 2018.

	Long-Range Outlook (April 2016)	Long-Range Outlook (July 2016)
Total Service Revenue	$420 million to $465 million for the full-year 2018	Affirmed
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed
Cash Taxes	Negligible cash taxes from 2016 to approximately 2020	Affirmed
Peak Net Leverage	6.0x - 6.5x OEBITDA in 2016	6.0x - 6.5x OEBITDA in 2017
2018 Net Leverage	Approximately 4x OEBITDA in 2018	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. Iridium NEXT revenue and expenses are expected to be excluded from Operational EBITDA through 2016. In 2017, Iridium NEXT revenues are expected to exceed recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)). Accordingly, the Company expects that beginning in 2017, Iridium NEXT revenues and these recurring expenses will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which in 2017 and later will principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2018. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

	Iridium Communications Inc. Supplemental Reconciliation of GAAP Net Income to Operational EBITDA (in thousands)
	Three Months Ended March 31,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP net income	$26,854	$25,988	$55,374	$47,007
Interest expense	294	560	777	904
Interest income	(1,094)	(1,352)	(2,335)	(2,933)
Income taxes	15,640	16,423	30,640	28,983
Depreciation and amortization	12,843	12,820	25,779	26,175
Iridium NEXT expenses, net	4,320	4,640	7,343	9,222
Share-based compensation	3,887	2,105	6,080	4,549
Non-cash purchase accounting	(198)	(198)	(406)	(448)

Operational EBITDA	$62,546	$60,986	$123,252	$113,459

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, July 28, 2016. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 37233950. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archived of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for 2016; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the development of, timing for launch and completion of, and anticipated benefits of Iridium NEXT; anticipated equipment revenue; and expected revenue from Iridium’s contracts with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2016, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,
	2016	2015
Revenue
Service revenue
Commercial	$61,486	$60,016
Government	22,000	18,000

Total service revenue	83,486	78,016
Subscriber equipment	20,362	18,768
Engineering and support service	5,347	5,135

Total revenue	109,195	101,919

Operating expenses
Cost of services (exclusive of depreciation and amortization)	16,448	14,320
Cost of subscriber equipment sales	11,859	9,281
Research and development	4,013	4,422
Selling, general and administrative	22,303	18,742
Depreciation and amortization	12,843	12,820

Total operating expenses	67,466	59,585

Operating income	41,729	42,334

Other income (expense)
Interest income, net	800	792
Undrawn credit facility fees	(368)	(930)
Other income, net	333	215

Total other income	765	77

Income before income taxes	42,494	42,411
Provision for income taxes	(15,640)	(16,423)

Net income	26,854	25,988
Series A Preferred Stock dividends	1,750	1,750
Series B Preferred Stock dividends	2,109	2,109

Net income attributable to common stockholders	$22,995	$22,129

Operational EBITDA	$62,546	$60,986

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,
	2016	2015
Revenue:
Service revenue
Commercial	$119,309	$117,440
Government	44,000	36,000

Total service revenue	163,309	153,440
Subscriber equipment	37,922	35,308
Engineering and support service	12,166	10,178

Total revenue	213,397	198,926

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	32,351	29,202
Cost of subscriber equipment sales	22,322	19,928
Research and development	6,572	8,548
Selling, general and administrative	41,366	39,266
Depreciation and amortization	25,779	26,175

Total operating expenses	128,390	123,119

Operating income	85,007	75,807

Other income (expense):
Interest income, net	1,558	2,029
Undrawn credit facility fees	(871)	(1,847)
Other income, net	320	1

Total other income	1,007	183

Income before income taxes	86,014	75,990
Provision for income taxes	(30,640)	(28,983)

Net income	55,374	47,007
Series A Preferred Stock dividends	3,500	3,500
Series B Preferred Stock dividends	4,218	4,218

Net income (loss) attributable to common stockholders	$47,656	$39,289

Operational EBITDA	$123,252	$113,459

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2016	2015		2016	2015
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$45,000	$44,642	1%	$87,747	$87,401	0%
M2M data(2)	16,486	15,374	7%	31,562	30,039	5%

Total commercial voice and M2M data service	61,486	60,016	2%	119,309	117,440	2%
Government service revenue(3)	22,000	18,000	22%	44,000	36,000	22%

Total service revenue	83,486	78,016	7%	163,309	153,440	6%
Subscriber equipment	20,362	18,768	8%	37,922	35,308	7%
Engineering and support(4)
Government	4,857	5,040	-4%	10,971	9,549	15%
Commercial	490	95	416%	1,195	629	90%

Total engineering and support	5,347	5,135	4%	12,166	10,178	20%

Total Revenue	$109,195	$101,919	7%	$213,397	$198,926	7%

Operational EBITDA
Operational EBITDA	$62,546	$60,986	3%	$123,252	$113,459	9%

Other
Capital expenditures (5)	$80,980	$124,153		$156,802	$174,206
Net debt (6)	$1,105,959	$827,801
Cash, cash equivalents, and marketable securities	$443,088	$476,848
Credit facility	$1,651,253	$1,393,149
Deferred financing costs	(132,058)	(132,505)

Credit facility, net	$1,519,195	$1,260,644

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions. Additionally, M2M data service provides position, navigation and timing technology through Iridium Communications Inc.’s one-way satellite timing, location, and authentication services.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the credit facility, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of June 30,		% Change
	2016	2015
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	359	359	0%
M2M data	384	342	12%

Total commercial voice and M2M data service	743	701	6%

Government
Voice and M2M data service
Voice and data	43	37	16%
M2M data	37	28	32%

Total government voice and M2M data service	80	65	23%

Total billable subscribers	823	766	7%

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2016	2015		2016	2015
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	11	8	38%	8	5	60%
M2M data	19	8	138%	25	17	47%

Total commercial voice and M2M data service	30	16	88%	33	22	50%

Government
Voice and M2M data service
Voice and data	2	1	100%	3	2	50%
M2M data	3	1	200%	5	3	67%

Total government voice and M2M data service	5	2	150%	8	5	60%

Total billable subscribers	35	18	94%	41	27	52%

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2016	2015		2016	2015
ARPU(2)
Commercial
Voice and data	$41	$41	0%	$40	$41	-2%
M2M data	$15	$15	0%	$14	$15	-7%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Non-subscriber generated revenue is excluded from the ARPU calculation. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.